Exhibit 99.1

Bell Canada Executive Patrick Pichette to Join Google Executive Team

MOUNTAIN VIEW, Calif. (June 25, 2008) – Google Inc. (NASDAQ: GOOG) today announced that Patrick Pichette will be named Senior Vice President and Chief Financial Officer. Most recently, Mr. Pichette served as President of Operations at Bell Canada, a leading global communications company.

Mr. Pichette brings nearly 20 years of experience in financial operations and management in the telecommunications sector, including 7 years at Bell Canada, which he joined in 2001 as Executive Vice President of Planning and Performance Management. During his time at Bell Canada, he held various executive positions, including CFO from 2002 until the end of 2003, and was instrumental in the management of the most extensive communications network in Canada and its ongoing migration to a new national IP-based infrastructure. Prior to joining Bell Canada, Mr. Pichette was a partner at McKinsey & Company, where he was a lead member of McKinsey’s North American Telecom Practice. He also served as Vice President and Chief Financial Officer of Call-Net Enterprises, a Canadian telecommunications company, from 1994 to 1996. Mr. Pichette earned a BA in Business Administration from Université du Québec à Montréal and an MA in Philosophy Politics and Economics from Oxford University, where he attended as a Rhodes Scholar. He is also chairman of the board of Engineers Without Borders (Canada).

Reporting to Google Chairman and Chief Executive Officer Eric Schmidt, Mr. Pichette will start on August 1, and he will assume responsibility for the company’s financial operations and become CFO on August 12.

“Patrick brings the expertise and track record of a successful CFO, along with the hands-on business experience of a seasoned operations executive,” said Dr. Schmidt. “This strong combination of skills and experience will be an important addition to Google’s executive management team and will support our ongoing efforts to increase value for our users, advertisers and partners.” Schmidt added, “On behalf of all my colleagues at Google, we welcome Patrick and, once again, thank George Reyes for all that he’s done for Google.”

“Google is a great company with a phenomenal brand and an outstanding management team,” said Pichette. “As an avid user of Google products, I’ve admired the company for many years and am excited about working with my new colleagues in Mountain View and around the world.”

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top Web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall Web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Matt Furman

Media

(650) 214-5304

mfurman@google.com

Maria Shim

Investor Relations

(650) 253-7663

marias@google.com

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